Exhibit 21.1

SUBSIDIARIES OF BILLION GROUP HOLDINGS LIMITED

Subsidiaries	Place of Incorporation	Incorporation Time	Percentage Ownership
Billion Enterprise International Limited	Hong Kong	January 9, 2015	100%
Harmony Alliance Holdings Limited	British Virgin Islands	July 1, 2015	100%